Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (this “Transition Agreement”) is by and between Superior Energy Services, Inc., a Delaware corporation (the “Company”), and Alan Patrick Bernard (the “Executive”). The parties agree as follows:

1.

Subject to Section 2 below, Executive’s employment with the Company shall be terminated by the Company pursuant to Section 5(a)(iv) of the Employment Agreement (as defined herein) on March 31, 2023, unless terminated earlier in accordance with the terms below (such final date, the “Retirement Date”). Effective as of the Retirement Date, Executive shall be deemed to have retired and shall not hold himself out as an employee, executive, director, officer, agent, member, or representative of the Company or any of its Affiliates and shall effectuate any documentation the Company requests to effectuate the foregoing. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

2.

Subject to Executive’s execution of this Transition Agreement, and execution and non-revocationof the Post-Employment Release attached hereto as Annex A, between August 18, 2021 and the Retirement Date, the Company shall continue to employ Executive Vice President and President of International. Executive shall perform such duties as may be reasonably requested from time to time by the Company’s Executive Chairman; provided that, the Company may change or reduce Executive’s authority, duties or responsibilities at any time (including for the avoidance of doubt, changing Executive’s status to a non-executive officer), without Executive’s consent, without triggering Good Reason (as defined in Section 5(b)(i) of the employment agreement between Executive and the Company, effective as of June 15, 2013 (the “Employment Agreement”)); provided further that, any such change is intended to aid in the transitioning of Executive’s duties as allowed hereunder. Between August 18, 2021 and the Retirement Date, the Company shall pay Executive an amount based on his current annualized base salary, which shall be paid in equal bi-weekly installments in accordance with the Company’s regular payroll practices plus the Benefits described in Section 4 of the Employment Agreement. Through the Retirement Date, Executive and Executive’s family, as the case may be, shall to eligible for continued participation in all medical and other welfare benefit plans generally available to the Company’s executive officers during employment. The Company shall reimburse Executive for any business-related expenses properly incurred by Executive during Executive’s employment (including up to and on the Retirement Date), in each case in accordance with the Company’s expense reimbursement policies. Notwithstanding the foregoing, the Company shall be permitted to terminate Executive’s employment prior to March 31, 2023 for Cause (as defined in Section 5(a)(iii) of the Employment Agreement) or upon Executive’s breach of this Transition Agreement or the Employment Agreement, and, should it do so, Executive’s employment shall be terminated by the Company pursuant to Section 5(a)(iii) of the Employment Agreement, and the date of such termination will become the Retirement Date hereunder.

3.

Following the Retirement Date, pursuant to governing law and independent of this Transition Agreement, Executive may elect benefit continuation coverage in accordance with the Employment Agreement and under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Information regarding Executive’s eligibility for COBRA coverage, and the terms and conditions of such coverage, will be provided to Executive in a separate mailing.

4.

In exchange for the consideration provided to Executive pursuant to this Transition Agreement, which Executive acknowledges is fair and sufficient consideration, Executive, individually and on behalf of Executive’s successors, assigns, attorneys, and all those entitled to assert Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, Affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its Affiliates and Executive. It is understood and agreed that this Transition Agreement is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Transition Agreement, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq., the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; or the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims under any contracts, agreements, or understandings Executive may have with any of the Released Parties, written or oral (including under the Employment Agreement); Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.

5.

Executive understands and agrees that this Transition Agreement is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Transition Agreement. Executive fully understands that if any fact with respect to any matter covered in this Transition Agreement is found hereinafter to be other than or different from the facts believed by Executive to be true at the time of the execution of this Transition Agreement, Executive expressly accepts and assumes that this Transition Agreement shall be and remain effective, notwithstanding such difference in facts.

6.

The only exceptions to this release of claims are with respect to (1) such Claims as may arise after the date this Transition Agreement is executed; (2) any surviving obligations under the Transition Agreement or the right to enforce the Transition Agreement; (3) any indemnification obligations to Executive under the Company’s or its subsidiaries’ bylaws, certificate of incorporation, directors and officers (D&O) insurance policies, Texas, Louisiana, or Delaware law, or otherwise; (4) Executive’s vested rights under the terms of employee benefit plans sponsored by the Company or its Affiliates, including the Company’s supplemental executive retirement plan (“SERP”) and nonqualified deferred compensation plan (“NQDC”) distribution obligations pursuant to the governing documents of each plan; (5) applicable Workers’ Compensation benefits for occupational injuries or illnesses; and (6) any Claims which the controlling law clearly states may not be released by private agreement.

7.

Except as otherwise provided in Section 6 of this Transition Agreement, Executive agrees and covenants not to file any lawsuit, arbitration, or grievance in any local, state or federal court or any other court or tribunal for any Claims released by this Transition Agreement. For the avoidance of doubt, nothing in this Transition Agreement, any other agreement between Executive and the Company, or any Company policy shall prevent Executive from filing a charge, reporting possible violations or participating in any investigation with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or self-regulatory organization, including making any other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Executive is, however, waiving Executive’s right to file a court action or to seek or accept individual remedies or damages (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) from any of the Released Parties in connection with any action filed by Executive or on Executive’s behalf by any such federal, state, or local administrative agency or any other person or entity.

8.

The benefits provided under this Transition Agreement are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

9.

Following the Retirement Date, Executive agrees to cooperate with the Company, without any compensation other than that set forth in this Transition Agreement, in connection with (a) the transition of any then remaining Executive’s job duties, and/or (b) information Executive may have relating to events, occurrences, or omissions that may have occurred (or failed to have occurred) while Executive was employed by the Company. The Company shall try to schedule Executive’s cooperation pursuant to this Section 9 so as not to unduly interfere with Executive’s other personal or professional pursuits.

10.

Executive acknowledges and agrees that (a) except as set forth herein, the Employment Agreement shall remain in full force and effect through the Retirement Date in accordance with its terms, and (b) the following provisions of the Employment Agreement shall remain in full force and effect following the Retirement Date in accordance with their terms: Sections 7 (excluding Section 7(c)(i), so long as Executive is not terminated for Cause prior to the Retirement Date), 8, 9, 11, 12, 13, 14, 15, 16, and 17 (collectively, all of the foregoing together with any related definitions, the “Surviving Provisions”). Any disputes arising under this Transition Agreement (including its Annex A), the Employment Agreement, the Surviving Provisions or otherwise arising between Executive, on the one hand, and the Company or its Affiliates, on the other hand, shall be resolved in accordance with the dispute resolution terms provided in Sections 7(f) and 9 of the Employment Agreement. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Transition Agreement (including its Annex A), the Employment Agreement, the Surviving Provisions, or any other agreement between Executive and the Company, or any Company policy shall be read to prevent Executive from, or expose Executive to criminal or civil liability under federal or state trade secret law for, (a) discussing or disclosing information regarding employee compensation or Executive’s general job duties with the Company, (b) sharing information about this Transition Agreement with Executive’s spouse, attorney, accountant, or financial or other advisor, so long as Executive ensures that such parties maintain the strict confidentiality of this Transition Agreement, (c) apprising any future employer or other person or entity to which Executive provides services of Executive’s continuing obligations to the Company under this Transition Agreement, (d) revealing any information (except information protected by any of the Company’s or its Affiliates’ attorney-client privilege or the work product doctrine) with an attorney or to appropriate governmental agencies or regulators, for the purpose of reporting or investigating a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, (e) providing non-privileged information in response to any other lawful subpoena or legal process or (f) disclosing trade secrets in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order.

11.

Executive has carefully read this Transition Agreement and is signing it voluntarily. In order to be eligible for benefits under this Transition Agreement, Executive must sign this Transition Agreement and return it to the Company’s General Counsel no later than 5:30 p.m. Central Standard Time on September 14, 2021. This Transition Agreement will become binding and enforceable on the day Executive and the Company execute it (the “Agreement Effective Date”).

12.

This Transition Agreement and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

13.

This Transition Agreement, along with the Employment Agreement and Surviving Provisions, set forth the entire understanding and agreement between Executive and the Company concerning the subject matter of this Transition Agreement and supersede and invalidate any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

14.	This Transition Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

[Signature page follows]

The parties hereto have executed this Transition Agreement as of the Agreement Effective Date.

SUPERIOR ENERGY SERVICES, INC.:

By:	/s/ Mike McGovern
Mike McGovern
Executive Chairman

EXECUTIVE:

By:	/s/ Alan Patrick Bernard
Alan Patrick Bernard

Do Not Execute Before the Retirement Date

ANNEX A

Post-Employment Release

This Post-Employment Release (this “Post-Employment Release”) is effective as of the Post-Employment Release Effective Date (as defined below) by Alan Patrick Bernard (“Executive”) in favor of Superior Energy Services, Inc. (the “Company”). Executive gives this Post-Employment Release in consideration of the Company’s promises and covenants as recited in the Transition Agreement, to which this Post-Employment Release is an Annex. Capitalized terms not defined in this Post-Employment Release are as defined in the Transition Agreement. Executive agrees as follows:

1.    Release of the Company. In exchange for the consideration provided to Executive pursuant to the Transition Agreement, which Executive acknowledges is fair and sufficient consideration, Executive, individually and on behalf of Executive’s successors, assigns, attorneys, and all those entitled to assert Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, Affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its Affiliates and Executive. It is understood and agreed that this Post-Employment Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Post-Employment Release, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq., the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; or the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims under any contracts, agreements, or understandings Executive may have with any of the Released Parties, written or oral (including under the Employment Agreement); Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.

2.    Release of Claims Under the Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Post-Employment Release, he or she has released and waived any and all Claims he or she has or may have as of the date of this Post-Employment Release under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., and all other federal, state, and local laws regarding age discrimination and other forms of discrimination or harassment. Executive acknowledges and agrees that he or she has been, and hereby is, advised by the Company to consult with an attorney prior to executing this Post-Employment Release; that Executive has carefully read this Post-Employment Release; that Executive fully understands the terms, conditions, and significance of this Post-Employment Release and its final and binding effect; that no other promises or representations were made to Executive other than those set forth in this Post-Employment Release; that Executive is fully competent to manage Executive’s business affairs and understands that Executive may be waiving legal rights by signing this Post-Employment Release; that Executive has executed this Post-Employment Release voluntarily, knowingly, and with an intent to be bound by this Post-Employment Release; and that Executive has full power and authority to release Executive’s Claims as set forth herein and has not assigned any such Claims to any other individual or entity. Executive further acknowledges and agrees that the Company has offered Executive the opportunity, before executing this Post-Employment Release, to consider this Post-Employment Release for a period of twenty-one (21) calendar days; and that the consideration Executive receives for this Post-Employment Release is in addition to amounts to which Executive was already entitled. It is further understood that this Post-Employment Release is not effective until seven (7) calendar days after the execution of this Post-Employment Release and that Executive may revoke this Post-Employment Release within seven (7) calendar days from the date of execution hereof.

3.     Release of Unknown Claims. Executive understands and agrees that this Post-Employment Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Post-Employment Release. Executive fully understand that if any fact with respect to any matter covered in this Post-Employment Release is found hereinafter to be other than or different from the facts believed by Executive to be true at the time of the execution of this Post-Employment Release, Executive expressly accepts and assumes that this Post-Employment Release shall be and remain effective, notwithstanding such difference in facts.

4.     Limited Exceptions to Release. The only exceptions to this Post-Employment Release of Claims are with respect to (1) such Claims as may arise after the date this Post-Employment Release is executed; (2) any surviving obligations under the Transition Agreement or the right to enforce the Transition Agreement; (3) any indemnification obligations to Executive under the Company’s or its subsidiaries’ bylaws, certificate of incorporation, directors and officers (D&O) insurance policies, Texas law or otherwise; (4) Executive’s vested rights under the terms of employee benefit plans sponsored by the Company or its Affiliates, including the Company’s supplemental executive retirement plan (“SERP”) and nonqualified deferred compensation plan (“NQDC”) distribution obligations pursuant to the governing documents of each plan; (5) an action to challenge the Release of Claims under the Age Discrimination in Employment Act; (6) applicable Workers’ Compensation benefits for occupational injuries or illnesses; and (7) any Claims which the controlling law clearly states may not be released by private agreement.

5.     Covenant Not to Sue. Except as otherwise provided in Section 4 of this Post-Employment Release, Executive agrees and covenants not to file any lawsuit, arbitration, or grievance in any local, state or federal court or any other court or tribunal for any Claims released by this Post-Employment Release. For the avoidance of doubt, nothing in this Post-Employment Release, any other agreement between Executive and the Company, or any Company policy shall prevent Executive from filing a charge, reporting possible violations or participating in any investigation with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or self-regulatory organization, including making any other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Executive is, however, waiving Executive’s right to file a court action or to seek or accept individual remedies or damages (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) from any of the Released Parties in connection with any action filed by Executive or on Executive’s behalf by any such federal, state, or local administrative agency or any other person or entity.

6.     Non-Admission. The benefits provided under this Post-Employment Release are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

7.     Acknowledgement and Revocation Period. Executive has carefully read this Post-Employment Release and is signing it voluntarily. In order to be eligible for benefits under this Post-Employment Release, Executive must sign this Post-Employment Release and return it to the Company’s General Counsel no earlier than Executive’s Retirement Date, and no later than 5:30 p.m. Central Standard Time on the 22nd day following the Executive’s Retirement Date. Executive acknowledges that Executive has had at least twenty-one (21) days from receipt of this Post-Employment Release to review it prior to signing or that, if Executive is signing this Post-Employment Release prior to the expiration of such 21-day period, Executive is waiving his or her right to review the Post-Employment Release for such full 21-day period prior to signing it. Executive has the right to revoke this Post-Employment Release within seven (7) days following the date Executive executes it. In order to revoke this Post-Employment Release, Executive must deliver notice of the revocation in writing to the Company’s General Counsel before the expiration of the seven (7) day period. However, if Executive revokes this Post-Employment Release within such seven (7) day period, no separation benefits pursuant to this Post-Employment Release will be payable to Executive. If Executive does not revoke this Post-Employment Release within seven (7) days of signing it, this Post-Employment Release shall become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day Executive executes it. The date upon which this Post-Employment Release becomes binding and enforceable is the “Post-Employment Release Effective Date.”

8.     No Revocation After Seven Days. Executive acknowledges and agrees that this Post-Employment Release may not be revoked at any time after the expiration of the seven (7) day revocation period. Executive further acknowledges and agrees that, with the exception of an action to challenge the waiver of Claims under the Age Discrimination in Employment Act, Executive shall not ever attempt to challenge the terms of this Post-Employment Release, attempt to obtain an order declaring this Post-Employment Release to be null and void, or institute litigation against the Company or any other Released Party based upon a claim that is covered by the terms of the

Post-Employment Release contained herein, without first repaying all monies paid to him or her under this Post-Employment Release. Furthermore, with the exception of an action to challenge Executive’s waiver of Claims under the Age Discrimination in Employment Act, if Executive does not prevail in an action to challenge this Post-Employment Release, to obtain an order declaring this Post-Employment Release to be null and void, or in any action against the Company or any other Released Party based upon a Claim that is covered by the Post-Employment Release set forth herein, Executive shall pay to the Company and/or the appropriate Released Party all of their costs and attorneys’ fees incurred in their defense of Executive’s action.

9.    Enforcement; Complete Agreement. This Post-Employment Release is part of the Transition Agreement and, once executed, may be enforced in accordance with Section 10 of the Transition Agreement. This Post-Employment Release, along with the Transition Agreement and the Surviving Provisions, set forth the entire understanding and agreement between Executive and the Company concerning the subject matter of this Post-Employment Release and supersede and invalidate any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

To confirm Executive’s agreement with the terms and conditions of this Post-Employment Release, Executive has signed and dated it below.

AGREED TO:

Executive’s Printed Name

Executive’s Signature

Executive’s Signature Date